UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 28, 2009

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Termination of Employment of President

Vernon A. LoForti’s employment with our company ended on September 28, 2009. Mr. LoForti had been serving as our President and Secretary at the time of his departure.

(e) Employment and Severance Agreement with Kurt L. Kalbfleisch

On September 29, 2009, we entered into an employment and severance agreement with Kurt L. Kalbfleisch, our Vice President of Finance and Chief Financial Officer. The agreement provides for Mr. Kalbfleisch to earn a base salary of $225,000, which has been his stated base salary since February 2008. Mr. Kalbfleisch’s salary was however reduced 10% in January 2009 as part of an across-the-board salary reduction of 10% for all of our salaried employees, including each of our executive officers serving at the time of the reduction. The employment and severance agreement recognizes this reduction, which will remain in effect until the reduction is lifted for other vice presidents. Mr. Kalbfleisch will be eligible to receive quarterly or annual bonuses and/or equity incentives, in each case as determined by our board of directors or an authorized committee of the board. If we terminate Mr. Kalbfleisch’s employment without cause or he resigns his employment for good reason (as such terms are defined in the agreement) before the end of a fiscal quarter or year, he will be eligible to receive a prorated amount of the target bonus for the fiscal quarter or year in which his employment terminates. The agreement has a three-year term and automatically renews for additional one-year terms unless one of the parties timely gives notice to terminate.

The agreement also provides that if we terminate Mr. Kalbfleisch’s employment without cause or he resigns his employment for good reason, then we will be obligated to pay him severance equal to his then annual base salary (without giving effect to the ongoing 10% salary reduction) and a prorated portion of any target bonus and to pay for the continuation of his health and insurance benefits for 12 months following termination. The severance payments will be paid in monthly installments. In addition, Mr. Kalbfleisch will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards that would otherwise have vested during the 12-month period following his termination. In the case of vested stock options, he will generally be permitted to exercise such options in whole or in part at any time within one year of the date of his termination. If such a termination of employment occurs within two years following a change in control of our company, then the severance benefits will generally be the same except that the cash severance will instead be paid in a lump sum and Mr. Kalbfleisch will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards. Payment of any severance benefits is conditioned on Mr. Kalbfleisch providing us with a release of claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: October 2, 2009	By:	/S/ ERIC L. KELLY
Eric L. Kelly
Chief Executive Officer

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